Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 365-4855 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2013 Third Quarter Results

~ Achieves FFO, Excluding One-Time Events, of $0.52 per Share ~

~ Grows FFO by 21% ~

~ Increases Same-Store Revenue by 7.8% ~

~ Increases Same-Store NOI by 9.7% ~

SALT LAKE CITY, October 28, 2013 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and nine months ended September 30, 2013.

Highlights for the three months ended September 30, 2013:

•                  Achieved funds from operations (“FFO”) of $0.46 per diluted share, including an $0.08 expense related to extinguishment of debt on a portfolio acquisition and a $0.02 benefit related to the modification of existing debt.  Excluding these one-time events, FFO was $0.52 per diluted share representing a 20.9% increase compared to the same period in 2012.

•                  Achieved FFO as adjusted of $0.57 per diluted share, including a $0.02 benefit related to the modification of existing debt.  Excluding this one-time event, FFO as adjusted was $0.55 per diluted share.

•                  Increased same-store revenue and net operating income (“NOI”) by 7.8% and 9.7%, respectively, compared to the same period in 2012.

•                  Increased same-store occupancy by 170 basis points to 90.6% at September 30, 2013, compared to 88.9% as of September 30, 2012.

•                  Acquired 22 properties for approximately $214.5 million.

•                  Paid a quarterly dividend of $0.40 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “The self storage industry finds itself in unprecedented times.  New supply remains at historical lows, customer demand is stable, and the economy continues to recover.  These favorable macro conditions coupled with our advanced technology, marketing and revenue management platforms continue to produce strong operating results and outstanding earnings growth.  We continue to see growth in our portfolio, having surpassed 1,000 Extra Space branded properties during the quarter.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and nine months ended September 30, 2013 and 2012.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2013		2012		2013		2012
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$29,245	$0.26	$38,606	$0.37	$95,136	$0.84	$81,233	$0.80
Adjustments:
Real estate depreciation	19,539	0.16	16,886	0.15	57,616	0.49	46,380	0.43
Amortization of intangibles	2,776	0.02	2,090	0.02	8,198	0.06	4,130	0.03
Gain on sale of real estate assets	—	—	—	—	(800)	(0.01)	—	—
Joint venture real estate depreciation and amortization	1,455	0.01	1,741	0.01	4,440	0.04	5,343	0.05
Joint venture gain on sale of properties and purchase of partners’ interest	—	—	(13,620)	(0.13)	(2,556)	(0.03)	(19,049)	(0.18)
Distributions paid on Preferred Operating Partnership units	(1,438)	(0.02)	(1,438)	(0.01)	(4,313)	(0.05)	(4,313)	(0.04)
Income allocated to Operating Partnership noncontrolling interests	3,092	0.03	2,938	0.02	8,210	0.07	7,563	0.07
Funds from operations	$54,669	$0.46	$47,203	$0.43	$165,931	$1.41	$121,287	$1.16

Adjustments:
Loss on extinguishment of debt related to portfolio acquisition	9,153	0.08	—	—	9,153	0.08	—	—
Non-cash interest expense related to amortization of discount on exchangeable senior notes	834	0.01	—	—	947	0.01	444	—
Acquisition related costs	2,427	0.02	2,486	0.03	3,562	0.03	3,564	0.03
Funds from operations as adjusted	$67,083	$0.57	$49,689	$0.46	$179,593	$1.53	$125,295	$1.19

Weighted average number of shares - diluted	117,604,515		108,755,316		117,483,010		104,981,176

Nonrecurring Items Incurred in the Quarter:

During the quarter ended September 30, 2013, the Company incurred a loss of approximately $9.2 million related to the defeasance of loans associated with the All Aboard portfolio acquisition.  This one-time charge was recorded in the Consolidated Statement of Operations as a loss on extinguishment of debt related to portfolio acquisition and is added back in FFO as adjusted.

During the same period, the Company realized a $2.5 million benefit related to the modification of existing debt.  This one-time benefit was recorded in the Consolidated Statement of Operations as part of interest expense and included in both FFO and FFO as adjusted.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three and nine months ended September 30, 2013 and 2012 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended September 30,		Percent	For the Nine Months Ended September 30,		Percent
	2013	2012	Change	2013	2012	Change
Same-store rental and tenant reinsurance revenues	$89,145	$82,713	7.8%	$257,769	$239,359	7.7%
Same-store operating and tenant reinsurance expenses	26,169	25,290	3.5%	78,306	76,675	2.1%
Same-store net operating income	$62,976	$57,423	9.7%	$179,463	$162,684	10.3%

Non same-store rental and tenant reinsurance revenues	$37,030	$20,847	77.6%	$101,000	$36,894	173.8%
Non same-store operating and tenant reinsurance expenses	$11,080	$6,204	78.6%	$30,954	$10,699	189.3%

Total rental and tenant reinsurance revenues	$126,175	$103,560	21.8%	$358,769	$276,253	29.9%
Total operating and tenant reinsurance expenses	$37,249	$31,494	18.3%	$109,260	$87,374	25.0%

Same-store square foot occupancy as of quarter end	90.6%	88.9%		90.6%	88.9%

Properties included in same-store	344	344		344	344

Revenues for the three and nine months ended September 30, 2013, were up primarily due to increases in occupancy and rental rates for both new and existing customers and lower discounts to new customers.  Expenses were higher for the same periods due to increases in payroll, insurance and repair and maintenance expenses.

The Company’s major markets with revenue growth above the portfolio average for the three months ended September 30, 2013, included Boston, Chicago, Denver and Houston.  Major markets performing below the Company’s portfolio average included Orlando, Phoenix and Seattle.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired 22 properties for approximately $214.5 million.  These properties are located in Arizona and California.  Subsequent to the end of the quarter, the Company acquired two additional properties located in Georgia and North Carolina for approximately $17.9 million.

The Company has 40 additional properties under contract for a total purchase price of approximately $241.0 million.  Of the 40 properties, 19 are from the purchase of a joint-venture partner’s interest in an existing joint venture.  The purchase of these properties is expected to occur by the end of 2013.  These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

During the quarter, the Company added 11 properties to its management program.  As of September 30, 2013, the Company managed 253 properties for third-party owners.  With an additional 279 properties owned and operated in joint ventures, the Company had a total of 532 properties under management.  The Company is the largest self-storage management company in the United States.

Balance Sheet:

As of September 30, 2013, the Company’s percentage of fixed-rate debt to total debt was 85.7%. The weighted average interest rate of the Company’s fixed and variable rate debt was 4.0% and 2.2%, respectively.  The combined weighted average interest rate was 3.8% with a weighted average maturity of approximately 5.8 years.

Dividends:

On September 30, 2013, the Company paid a third quarter common stock dividend of $0.40 per share to stockholders of record at the close of business on September 16, 2013.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2013:

	Ranges for 2013 Annual Assumptions		Notes

Funds from operations	$1.95	$1.97
Funds from operations as adjusted	$2.09	$2.11

Same-store property revenue growth	7.0%	7.5%	Includes tenant reinsurance
Same-store property expense growth	2.0%	2.5%	Includes tenant reinsurance
Same-store property NOI growth	9.5%	10.0%	Includes tenant reinsurance
Weighted average LIBOR	0.2%	0.2%

Net tenant reinsurance income	$37,500,000	$38,000,000
General & administrative expenses	$53,500,000	$54,000,000
Non-cash compensation expense	$5,000,000	$5,000,000
Average monthly cash balance	$75,000,000	$75,000,000
Equity in earnings of real estate ventures	$11,500,000	$12,000,000
Acquisition activity	$535,000,000	$535,000,000	Currently closed or under contract
Interest expense	$71,500,000	$72,500,000
Non-cash interest expense	$1,800,000	$1,800,000	Excluded from FFO as adjusted
Taxes associated with the company’s REIT subsidiary	$9,500,000	$10,000,000
Solar tax credits	$5,400,000	$5,400,000
Acquisition related costs	$5,350,000	$5,350,000	Excluded from FFO as adjusted

Weighted average share count	116,500,000	116,500,000

FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” on the left of the page.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 2:00 p.m. Eastern Time on Tuesday, October 29, 2013, to discuss its financial results. To participate in the conference call, please dial 800-299-9086 or 617-786-2903 for international participants, conference ID:  41650550.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on October 29, 2013, until midnight Eastern Time on November 29, 2013.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 63478466.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  failure to close pending acquisitions on expected terms, or at all;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state and local laws and regulations, including those governing REITs, tenant reinsurance and other aspects of our business, which could adversely affect our results;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges related to the Operating Partnership’s exchangeable senior notes.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges from the exchangeable senior notes, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO and may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the periods presented consist of 344 properties that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 1,007 self-storage properties in 35 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 667,000 units and approximately 74.0 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)

Assets:
Real estate assets, net	$3,223,672	$2,991,722

Investments in unconsolidated real estate ventures	100,455	106,313
Cash and cash equivalents	81,699	30,785
Restricted cash	22,803	16,976
Receivables from related parties and affiliated real estate joint ventures	7,928	11,078
Other assets, net	81,682	66,603
Total assets	$3,518,239	$3,223,477

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,402,432	$1,369,690
Premium on notes payable	2,336	3,319
Exchangeable senior notes	250,000	—
Discount on exchangeable senior notes	(17,299)	—
Notes payable to trusts	119,590	119,590
Lines of credit	—	85,000
Accounts payable and accrued expenses	58,248	52,299
Other liabilities	34,052	48,248
Total liabilities	1,849,359	1,678,146

Commitments and contingencies

Noncontrolling interest represented by Preferred Operating Partnership units	33,713	—

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 111,236,044 and 110,737,205 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,112	1,107
Paid-in capital	1,766,691	1,740,037
Accumulated other comprehensive income (deficit)	3,146	(14,273)
Accumulated deficit	(256,640)	(235,064)
Total Extra Space Storage Inc. stockholders’ equity	1,514,309	1,491,807
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,880	29,918
Noncontrolling interests in Operating Partnership	90,504	22,492
Other noncontrolling interests	474	1,114
Total noncontrolling interests and equity	1,635,167	1,545,331
Total liabilities, noncontrolling interests and equity	$3,518,239	$3,223,477

Consolidated Statement of Operations for the Three and Nine months ended September 30, 2013 and 2012

(In thousands, except share and per share data) — Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Property rental	$113,881	$94,065	$324,144	$249,193
Tenant reinsurance	12,294	9,495	34,625	27,060
Management fees	6,936	6,231	19,910	19,476
Total revenues	133,111	109,791	378,679	295,729

Expenses:
Property operations	34,376	30,115	102,275	82,723
Tenant reinsurance	2,873	1,379	6,985	4,651
Acquisition related costs	2,427	2,486	3,562	3,564
General and administrative	13,943	12,559	40,451	37,744
Depreciation and amortization	23,428	19,768	69,238	52,918
Total expenses	77,047	66,307	222,511	181,600

Income from operations	56,064	43,484	156,168	114,129

Gain on sale of real estate assets	—	—	800	—
Loss on extinguishment of debt related to portfolio acquisition	(9,153)	—	(9,153)	—
Interest expense	(16,264)	(18,423)	(51,992)	(52,348)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(834)	—	(947)	(444)
Interest income	202	461	519	1,184
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213	3,638	3,638
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	31,228	26,735	99,033	66,159

Equity in earnings of unconsolidated real estate ventures	3,405	2,854	8,942	7,848
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	—	13,620	2,556	19,049
Income tax expense	(2,281)	(1,656)	(7,147)	(4,240)
Net income	32,352	41,553	103,384	88,816
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,033)	(1,805)	(5,495)	(5,108)
Net income allocated to Operating Partnership and other noncontrolling interests	(1,074)	(1,142)	(2,753)	(2,475)
Net income attributable to common stockholders	$29,245	$38,606	$95,136	$81,233

Net income per common share
Basic	$0.26	$0.37	$0.86	$0.81
Diluted	$0.26	$0.37	$0.84	$0.80

Weighted average number of shares
Basic	111,231,452	104,252,227	111,060,997	100,429,840
Diluted	117,604,515	108,755,316	117,483,010	104,981,176

Cash dividends paid per common share	$0.40	$0.20	$0.65	$0.60

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO Per Share — for the Year Ending December 31, 2013 — Unaudited

	For the Year Ending December 31, 2013
	Low End	High End
Net income attributable to common stockholders per diluted share	$1.12	$1.14
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.10	0.10
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.05)	(0.05)
Net income attributable to common stockholders for diluted computations	1.17	1.19

Adjustments:
Real estate depreciation	0.68	0.68
Amortization of intangibles	0.08	0.08
Joint venture real estate depreciation and amortization	0.05	0.05
Joint venture gain on sale of properties	(0.03)	(0.03)
Funds from operations	$1.95	$1.97

Adjustments:
Loss on extinguishment of debt related to portfolio acquisition	0.08	0.08
Non-cash interest expense related to amortization of discount on exchangeable senior notes	0.01	0.01
Acquisition related costs	0.05	0.05
Funds from operations as adjusted	$2.09	$2.11